SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Under Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

ResMed Inc

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices)

(858) 746-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2005, our wholly-owned Australian subsidiary, ResMed Ltd. entered into a Syndicated Facility Agreement (the “Syndicated Facility Agreement”) with HSBC Bank Australia Limited, as Initial Lender, Facility Agent and Security Trustee, which provides for a 5 year secured term loan of EUR 50,000,000 (the “Loan”), the proceeds of which are required to be used solely to fund the obligations of our wholly-owned French subsidiary ResMed SA under its agreement to acquire one hundred percent of the shares of Financiere ACE described in Item 2.01 below. The Loan bears interest at a rate equal to LIBOR for deposits denominated in Euro plus a margin of 0.90% or 1.00%, depending on the ratio of the total debt to EBITDA, as defined in the Syndicated Facility Agreement, of ResMed Ltd. and its subsidiaries for the most recently completed fiscal year for the applicable interest period, and is payable quarterly. Payments of principal must be made to reduce the total outstanding principal amount of the Loan to EUR 48,250,000 on June 30, 2006, EUR 44,500,000 on June 30, 2007, EUR 37,750,000 on June 30, 2008, EUR 27,500,000 on June 30, 2009, EUR 15,000,000 on December 31, 2009, and the entire outstanding principal amount must be repaid in full on May 15, 2010.

The Loan is secured by a pledge of one hundred percent of the shares of Financiere ACE, and a Guaranty by ResMed SA and Take Air Medical Handels GmbH. The Syndicated Facility Agreement also contains customary covenants, including certain financial covenants and an obligation that ResMed Ltd. maintain certain financial ratios, including a minimum debt service cover ratio, a maximum ratio of total debt to EBITDA and a minimum tangible net worth. The entire principal amount of the Loan and any accrued but unpaid interest may be declared immediately due and payable in the event of the occurrence of an event of default as defined in the Syndicated Facility Agreement, which include, among other items, failure to make payments when due, breaches of representations, warranties or covenants, the occurrence of certain insolvency events, the occurrence of an event or change which could have a material adverse effect on ResMed Ltd. and its subsidiaries, and if ResMed Inc. ceases to control ResMed Ltd, ResMed SA, Financiere ACE or any of Financiere ACE’s subsidiaries.

Item 2.01 Acquisition of Assets.

As previously described in the Current Report on Form 8-K we filed on May 5, 2005, we entered into a definitive agreement (the “Purchase Agreement”) on May 4, 2005, to buy one hundred percent of the shares of Financiere ACE, a holding company whose principal operating subsidiary is SAIME. SAIME develops, manufactures and sells medical devices in the respiratory field, principally ventilators. On May 19, 2005, we completed the acquisition of Financiere ACE through our wholly-owned subsidiary ResMed SA pursuant to the terms of the Purchase Agreement. The sellers are several financial entities, represented in the transaction by Barclays Private Equity France, and several members of SAIME’s current management, represented in the transaction by Mr. Antoine Heral, the President of the Financiere ACE and of SAIME.

We paid approximately EUR 92.5 million to acquire Financiere ACE, including repayment of existing indebtedness of Financiere ACE of approximately EUR 52.5 million. After deducting cash held by Financiere ACE and its subsidiaries at closing, the purchase price represented an enterprise value of approximately EUR 85 million for Financiere ACE. The purchase price was funded from our cash reserves and the proceeds of the Loan described in Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation.

On May 19, 2005, ResMed Ltd. completed the drawdown of the full EUR 50,000,000 principal amount of the Loan under the Syndicated Facility Agreement described in Item 1.01 above, which description is incorporated by reference into this Item 2.03.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: May 24, 2005	RESMED INC
(registrant)

	By:	/s/ Adrian M. Smith
	Name:	Adrian M. Smith
	Its:	Senior Vice President Finance and Chief Financial Officer